Exhibit 99.1

Golden Grain Energy	August 2008

August 2008	Golden Grain Energy

Golden Grain Energy	August 2008

August 2008

Golden Grain Energy Member Update

Golden Grain Energy · 1822 43rd St. SW · Mason City, IA 50401
641-423-8525 · www.goldengrainenergy.com

Energy for a Clean Environment

August crop report shows larger yields than previous predictions

"I am amazed with the way the corn crop has responded to the nearly ideal conditions this area has experienced since mid-June," said Golden Grain Energy President and CEO Walt Wendland, in response to the Aug. 12 crop report from the USDA.

After the floods, the nationwide yield for corn was expected to be as low as 140 bushels per acre, but according to the August report, average yields are now estimated to be 155 bpa, up from the June estimate of 148.4.

"There are a couple obstacles the corn crop must overcome before we harvest this near record crop," Wendland noted. "One is that due to the late planting and the mild summer temperatures, the crop is at least two weeks behind in the northern areas of the Corn Belt and this area would be the most prone to early frost damage. The second is that some areas of Nebraska and particularly Minnesota are experiencing a dry spell that could cut yields in some areas."

"One thing is certain: even with a big crop, supply left over at the end of the year will be historically tight and the markets will continue to be extremely

Continued on Page 3

Corn diesel plans moving along well

Oil extraction to begin Jan. 1; diesel processing in late 2009

Golden Grain Energy's plans to extracted added value, in the form of corn oil and eventually corn diesel, from the raw materials used at its plant are set to go into motion soon.

The company has entered into an agreement with J. F. Ahern Company for the installation of a corn oil extraction system at the plant. The system is expected to be in place by Jan. 1.

Oil extraction will occur during the evaporation process, said Chad Kuhlers, plant manager. During the evaporation process, the condensed solubles are taken out of the process for the oil to be extracted, then reintroduced to the evaporators to finish condensing the solids.

"We hope to get about 3 million gallons of crude corn oil per year from the production," Kuhlers said.

That crude corn oil can be used to create corn diesel, which is the objective of Corn Oil Bio-Solutions (COBS), a company in which Golden Grain Energy is a 50% owner. COBS will be constructing a 15 million gallon/year corn diesel facility on existing Golden Grain property. Shared infrastructure and management will help to lower operating and construction costs.

Initial dirt work is expected to begin in October, with actual construction of the corn diesel facility to begin in November. Projected start-up will be sometime in the third quarter of 2009.

Corn oil that is extracted between completion of the extraction system and start-up of the diesel facility can be sold to livestock producers as an energy source, but will mostly be marketed to BEST Biodiesel in Cashton, Wis.

Absolute hosts open house

Absolute Energy LLC near St. Ansgar hosted an open house in late July for investors, corn producers and the public, providing them with a look at the plant, which began production in February. Several hundred people toured the $150 million facility, which produces 100 million gallons of ethanol annually.

In a recent interview with the Des Moines Register, President Rick Schwark

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Fiscal year off to strong start; corn, ethanol markets creating challenges

BALANCE SHEET	4/30/08	4/30/07
Current Assets	$22,860,656	$11,582,215
Property & Equipment	$96,158,695	$87,845,922
Total Assets	$134,824,759	$116,492,172
Long-term liabilities	$30,493,354	$38,163,488
Members Equity	$92,563,898	$65,892,180

The first six months of the 2008 fiscal year has been very profitable for Golden Grain Energy.

Revenues are up 107% and net income is up 114% over the same period for 2007. Effective risk management activities added more than $8.5 million to the bottom line during the first half of 2008.

During the same period, GGE spent more than $6.0 million on capital improvements, the majority of which was to finish the railroad expansion and approximately $1 million on our investment in Corn Oil Bio-Solutions. In addition, GGE distributed $6.1 million to shareholders and paid nearly $10 million in debt during the first six months of 2008.

During the second half of the 2008 fiscal year GGE will focus on maintaining profitability during sliding ethanol prices and optimizing risk management of corn and natural gas markets.

Complete financial reports are available online in the Investor Relations section of Golden Grain Energy's website. Third quarter reports will be available on the SEC website in mid-September..

	Three Months Ended 4/30/08	Three Months Ended 4/30/07	Six Months Ended 4/30/08	Six Months Ended 4/30/07
Revenues	$72,786,518	$33,721,324	$137,394,962	$66,512,351
Gross Profit	$14,686,216	$4,174,797	$30,575,772	$14,394,614
Net Income	$13,569,255	$3,553,789	$27,993,871	$13,091,278
Net Income per Unit	$0.55	$0.15	$1.14	$0.54

Homeland expects early '09 start-up

Homeland Energy Solution's construction continues during the summer, with approximately 50 percent of the total construction by Fagen Inc. complete. Homeland has 95 percent of all site excavation complete and will finish before the fall. The small remaining amount of excavation is in the rail area.

Work continues in all parts of the plant. All of the fermentors, beerwell and process tanks have been erected. The distillation system and mole sieve systems are in place. The dryers, thermal oxidizers and centrifuges are on site and have been installed. We have completed construction on our water treatment building and have installed much of the equipment. The rest of the plant piping continues. The concrete silos have been poured and the concrete DDGS storage system is in place. Work on the plant roads has begun. The roads are expected to be completed by the end of December.

Fagen currently has about 200 workers on site with more being added as needed or when the material arrives. In addition, approximately 50 subcontractors are completing the specialty construction needed in various parts of the plant.

We are close to signing with a marketer for DDGS and ethanol. Contracts are being negotiated and marketers should be in place during the 4th quarter of '08.

We are continuing to push forward with construction to allow the plant to start up in the first quarter of 2009.

— Chad Kuhlers
Homeland Energy Solutions

EPA denies RFS waiver

The Environmental Protection Agency recently denied the request of Texas Governor Rick Perry to waive 50% of the Renewable Fuels Standard requirement for 2008, which requires gasoline refiners to blend 9 billion gallons of renewable fuel this year.

The Renewable Fuels Association (RFA) applauded the EPA's decision, noting that studies by several research organizations show waiving the RFS would have few if any benefits to consumers.

"Skyrocketing oil prices, not increasing ethanol production, are causing far greater harm to U.S. consumers and businesses. The high cost of oil is not only driving up food prices, but has made transportation costs the second biggest bite after housing for the average American family," according the RFA.

The Renewable Fuels Association noted a number of studies have found that waiving portions of the RFS will have only marginal impacts on corn prices.

• The Texas A&M study found that waiving half of the RFS as requested by Perry might result in a reduction of 50 to 60 cents per bushel, or about 7-8% of the corn price.

• The Food and Agriculture Policy Research Institute at the University of Missouri modeled the impact on commodity prices of numerous biofuels-related policy provisions. According to their models, if the RFS were eliminated, "reduced production of biofuels results in a 6.2 percent reduction in average corn prices."

• Purdue professor Wally Tyner says waiving the RFS would have little impact on corn price since the RFS is not binding at oil prices of $120 or higher (due to current ethanol production capacity and favorable ethanol economics). Tyner says the impact of removing a non-binding mandate is null.

• Economist John Urbanchuk with LECG, LLC, says that waiving half of the 2008 RFS target would result in sharply higher gasoline prices for consumers.

"The removal of 4.5 billion gallons of ethanol from the gasoline pool would force refiners to find an additional 3.1 billion gallons of finished gasoline to meet consumer driving requirements," he said. "Using the national average price of gasoline, all grades, of $3.653 per gallon for the week of April 28, 2008, as a base, this waiver would increase retail pump prices by $1.138 per gallon to $4.791 in the near-term. This translates into an additional annual cost of $1,033 for each American household."

August crop report shows improvement

Continued from Page 1

volatile. Our risk management team will have its work cut out for them especially with the declining price of ethanol," Wendland said. "Our employees and management team has done an excellent job delivering near record profits the first two quarters of this year, but it appears we will need to adapt to a whole new set of circumstances for our industry in the year ahead if we are to maintain the performance our members have come to expect from Golden Grain."

Hundreds tour Absolute Energy during event

Continued from Page 1

said that despite lower ethanol prices and rising corn prices, the company feels strong in its profitability. By utilizing full unit trains to transport both ethanol and DDGS, and by maximizing returns on DDGS, which have doubled in price in the last year, Absolute hopes to maximize profits.

Golden Grain Energy is 6% owner of Absolute Energy, which has 42 employees and will grind 38 billion bushels of corn annually.



Chad Kuhlers, Golden Grain Energy plant manager, accepts the Progressive Manufacturing 50 Award.

GGE earns Progressive Manufacturing recognition

Golden Grain Energy, the first ethanol producer to be named to the Progressive Manufacturing 50 Awards, was recently recognized for its implementation of an advanced process control solution from Pavilion Technologies. The Progressive Manufacturing 50 Awards recognize 50 projects that have leveraged technology to create business value in at least one of the eight core disciplines defined by Managing Automation as critical to business success in the years ahead.

The Pavilion Biofuels Industry Solution provides a comprehensive suite of model predictive control and optimization applications for fermentation, distillation, drying and water balance control. Designed to reduce energy consumption, the application helped the company increase ethanol production by 10 percent and increase the quality of distillers dried grain for an estimated annual value of $1.7 million per year.

Golden Grain Energy was in the company of businesses such as Boeing, IBM, HP, Honeywell, Daimler Chrysler, and Honda Canada, among others. The Progressive Manufacturing 50 awards were presented in Las Vegas in June 2008.

Golden Grain Energy LLC
Board of Directors
Dave Sovereign, Chairman
Steve Sukup, Vice Chairman
Ron Pumphrey, Secretary
Jim Boeding
Stephen Eastman
Stan Laures
Jerry Calease
Marion Cagley
Steve Core
Leslie Hansen
Duane Lynch
Bernard Retterath

Management Team
Walter Wendland, President & CEO
Steve Dietz, Commodity Manager
Chad E. Kuhlers, Plant Manager
Christy Marchand, Chief Financial Officer
Tom Dennstedt, Lab Manager

1822 43rd St. SW
Mason City, IA 50401
641-423-8525
888-GGE-CORN
Fax: 641-421-8457
www.goldengrainenergy.com
info@ggecorn.com

Register soon for Friends of Ethanol golf outing

There is still time to register for Golden Grain Energy Political Action Committee's 4th Annual Friends of Ethanol Fundraiser, set for Tuesday, Aug. 26, at Raleigh Hills Country Club in Ionia, Iowa.

The event will include an 11 a.m. shotgun start for golfing, along with a 6 p.m. dinner and auction, followed by a presentation by Matt Hartwig, communications director for the Renewable Fuels Association.

Working for the ethanol industry was a natural progression for Hartwig, who grew up on his family's farm in rural Iowa, just south of Thornton. After graduating high school he went to college at Iowa State University. He earned a Bachelors of Arts degree in Journalism, and moved out to Washington, DC. He served as the Democratic Press Secretary for Senator Tom Harkin on the U.S. Senate Committee on Agriculture, Nutrition and Forestry before making his move to the RFA.

Ethanol supporters at the event will also hear from Nick Ryan.

Cost for the event is $50 for the full day, which includes golfing and the meal, or $25 for the meal only.

The purpose of the Annual Friends of Ethanol Fundraiser is to raise funds for the promotion of candidates who support ethanol and to educate our policymakers of the economic advantages that value-added products, such as ethanol, bring to the state of Iowa.

You can RSVP for the meals and golfing to Golden Grain Energy by Aug. 19 by calling 888-443-2676 or by email at info@ggecorn.com.

For more information about GGEPAC, contact one of the committee members:

Jerry Calease — 319-275-4493
Marion Cagley — 641-394-3551
Steve Core — 800-561-5938
Bernard Retterath — 641-737-2398
Chris Schwarck — 641-423-2210
Dave Sovereign — 563-547-3687

1822 43rd St. SW
Mason City, IA 50401